Exhibit 10.1

Silvergraph International, Inc.

James Chase

Consulting Agreement

September 10, 2007

Services – Chase shall provide the following services during the term of this agreement:

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Interface with existing investors and shareholders on a regular basis

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Arrange and where appropriate make presentations to brokers, investment groups and market makers

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Raise capital as required without commission

Term

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September 10, 2007 – September 10. 2008, subject to the termination below

Termination

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Silvergraph and Chase may terminate this agreement upon five (5) days written notice.

Compensation

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187,500 shares of Silvergraph restricted common stock at the end of each calendar month, with the first month pro rated.  For the period from September 10, 2007 through December 31, 2007, the stock compensation component shall accrue but not be paid until January 1, 2008 provided Chase has not terminated this Agreement.

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$1,000 per week

Expenses

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Chase shall be reimbursed for reasonable documented expenses incurred on behalf of Silvergraph, provided expenses above $1,000 have been pre-approved by Silvergraph.

Status as Independent Contractor

Chase and Silvergraph are in agreement that Chase holds the status, for state and federal tax purposes, of “independent contractor.”   Chase shall report and pay to the proper state and federal agencies self-employment taxes upon all compensation earned in performance of this contract.   The Parties recognize that the following elements exist in their relationship – Silvergraph is not instructing Chase, No Training of Chase by Silvergraph, Chase can set his own work hours and Chase has discretion to determine where work is to be performed.